Exhibit 99.1

XETHANOL COMPLETES ACQUISITION OF NORTH CAROLINA PLANT

Spring Hope will be Pilot Plant for Cellulosic Ethanol using Wood Chips

NEW YORK - NOVEMBER 14, 2006 - Xethanol Corporation (AMEX:XNL), a biotechnology driven ethanol company, today announced that it has completed the acquisition of a former medium-density fiberboard factory located in Spring Hope, North Carolina from Carolina Fiberboard Corporation LLC. The facility includes 200,000 square feet of factory buildings on a 212 acre site. The total purchase price for the facility was $4.0 million in cash, 1,197,000 shares of Xethanol common stock and warrants to purchase an additional 300,000 shares of Xethanol common stock at $4.00 per share. The material terms of the acquisition agreement will be disclosed in a Current Report on Form 8-K to be filed by Xethanol with the U.S. Securities and Exchange Commission.

"We are very excited by the closing of this transaction as it represents a further milestone in our planned expansion on the east coast," said David Ames, President and CEO of Xethanol. "We are encouraged by the support we have received from both state and local governments and we look forward to working with the Spring Hope community and the State of North Carolina. We are also pleased to welcome to Xethanol a talented and entrepreneurial management team capable of building out this facility as a prototype for others in the region."

Mr. Ames continued, "One of the advantages of serving on Xethanol's Board of Directors prior to becoming President and CEO is that I was able to evaluate the company's strategy, technologies and business model in depth from the inside. I have therefore been able to hit the road running with a number of company initiatives in the pipeline. The rationale supporting this acquisition and the company's growth strategy is compelling. This acquisition provides Xethanol the opportunity to save both time and money as we seek to achieve our ethanol production goals and also furthers our technology development. We plan to re-open the facility in 2007 as a pilot plant to demonstrate the technical feasibility and economic viability of using wood chips as a cellulosic feedstock. North Carolina has an excellent scientific community to work with, is close to our existing R&D facility at Virginia Tech and provides an abundant supply of hardwood feedstock with which to carry out development work in the cellulosic arena," Ames explained.

Thomas Endres, Xethanol's Senior Vice President of Operations commented: "The plant has existing production infrastructure that can rapidly be adapted. There are powerful digesters on site fed by a large scale, biomass pre-processing module that is in working order. We are planning to start with a five million gallon per year pilot plant fed by one digester that we expect to bring on stream in approximately six months. Once we have proven the technology on a pilot basis, we will be able to increase the rate of ethanol production up to a maximum of 35 million gallons per year based on available technology and equipment. We expect that we will be able to produce sizeable quantities of ethanol at this location, but it is too soon to provide specific estimates," Mr. Endres said.

The purchase of this facility is Xethanol's second of this year. In August, the company completed its acquisition of a former pharmaceutical facility in Augusta, Georgia, which the company plans to convert into an ethanol plant .The company also broke ground in September 2006 on a 35 million gallon per year expansion of its Blairstown, Iowa facility, where Xethanol currently produces ethanol from corn feedstock.

About Xethanol Corporation

Xethanol Corporation is positioned to be one of the leaders in the emerging biomass-to-ethanol industry. Xethanol's mission is to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol and valuable co-products. Xethanol's strategy is to deploy proprietary biotechnologies that will extract and ferment the sugars trapped in these biomass concentrations. Xethanol's strategic value proposition is to produce ethanol and valuable co-products cost effectively with ethanol plants located closer to biomass sources. For more information about Xethanol, please visit its website at http://www.xethanol.com. To receive information on Xethanol in the future, please click on the following link: http://www.xethanol.com/alerts.htm?b=1387&l=1

Forward-Looking Statements

Certain matters discussed in this press release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe Xethanol's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of Xethanol, as appropriate, which could cause actual results to differ materially from those currently anticipated. Although Xethanol believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and Xethanol does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.